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News Release

FOR RELEASE ON THURSDAY, FEBRUARY 21, 2002

DORMAN AND NOSKI NAMED TO AT&T BOARD

NEW YORK -- The AT&T Board of Directors today announced the appointment of two new members as it prepares to move to the next stage of the company's restructuring. David W. Dorman, currently president of AT&T, and Charles H. Noski, currently the company's chief financial officer, will both join the Board immediately and will stand for re-election at the company's next shareowner meeting.

AT&T's chairman and chief executive officer, C. Michael Armstrong, recommended the appointments to facilitate the company's previously announced restructuring. "As we move into the final stages of our restructuring, we are further delineating the responsibilities of the two most senior executives reporting to me," Armstrong said. "And just as importantly, we are increasing their participation in the Board's deliberations as full members. Both the Board and the company will benefit from that."

Dorman and Noski will continue to report to Armstrong.

Dorman, 48, is currently responsible for the company's core consumer and business services units, as well as its network services group, international ventures and AT&T Labs. In addition to these responsibilities, Dorman will work with Armstrong, Noski and the Board to further develop the strategy and operations of the company's core communications services businesses as the company completes its restructuring. Before becoming president of AT&T in 2000, Dorman was CEO of Concert, the company's joint venture with British Telecom. He has also been CEO of PointCast, an Internet-based information service, and CEO of regional telephone company, Pacific Bell. Prior to that, he was president of Sprint Business.

Noski, 49, will become vice chairman of the Board and continue as the company's chief financial officer. He will also have broadened responsibility working with Armstrong, Dorman and the Board to successfully complete the company's restructuring, including the establishment of a tracking stock for the company's consumer business and the spin-off and merger of its broadband unit. Noski joined AT&T in 1999, following a nine-year career at Hughes Electronics, where he rose from corporate vice president and controller to president and chief operating officer. Prior to that, he was a partner with Deloitte & Touche.

"Dave and Chuck have each made significant contributions to AT&T's financial and operational health in a relatively short period of time," said Armstrong. "Dave has strengthened the management team, enhanced the product line and streamlined the cost structure of our communications services businesses," he said. "And Chuck upgraded the company's financial staff, improved financial controls and processes, and strengthened AT&T's balance sheet in a way that increased our financial and strategic flexibility."

With the additions of Dorman and Noski, the AT&T Board of Directors currently has 13 members. Four members, in addition to Armstrong, will join the Board of AT&T Comcast following shareowner and regulatory approval of the merger.


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